UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2025
PORCH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39142	83-2587663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 1st Avenue S., Suite 501
Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)
(855) 767-2400
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	PRCH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 2, 2025, Porch Group, Inc. (the “Company”) completed the formation of Porch Insurance Reciprocal Exchange, a new homeowners insurance reciprocal exchange (the “Reciprocal”). The formation follows prior approval by the Texas Department of Insurance (the “TDI”) to form and license a reciprocal exchange. The Reciprocal will offer homeowners tailored insurance products and connect them to services for every stage of homeownership.

In connection with the formation, the Company completed the planned sale of its homeowners insurance carrier, Homeowners of America Insurance Company (“HOAIC”), to the Reciprocal (the “Sale”). Following such Sale, HOAIC became a wholly owned subsidiary of the Reciprocal. The Company will fully manage and operate the Reciprocal and HOAIC pursuant to an Attorney-In-Fact Agreement (the “AIF Agreement”) between the Reciprocal and the Company’s new wholly owned subsidiary, Porch Risk Management Services LLC (“PRMS”).

The AIF Agreement, dated January 1, 2025, sets forth the terms and conditions of the management arrangement between PRMS and the Reciprocal. The services that will be provided by PRMS to the Reciprocal include, but are not limited to, underwriting, policy renewal, risk management, insurance portfolio management, financial management, and setting investment guidelines. PRMS will maintain the Reciprocal’s books and records and be responsible for its accounting and financial reporting. Another wholly owned subsidiary of the Company, Homeowners of America MGA, Inc., will serve as a general agent and provide services to PRMS and the Reciprocal.

As compensation for the services provided, the Company will receive ongoing commissions and policy fees equal to a blended take rate of approximately 20% of the Reciprocal’s gross written premium. The Reciprocal will be responsible for payment of all claims and claims adjustment expenses, reinsurance costs, agency commissions, taxes, and license fees. Further, the Reciprocal will indemnify PRMS and its affiliates from and against any claims, losses, damages, or similar costs and expenses that may relate to or arise out of the services provided to the Reciprocal. The AIF Agreement will remain in effect until terminated and may only be terminated by mutual agreement or by the Reciprocal for cause.

The Sale was completed pursuant to a Stock Purchase Agreement, dated and effective as of January 1, 2025 (the “SPA”). Pursuant to the Agreement, the Company’s wholly owned subsidiary, Homeowners of America Holding Company ("HOAHC"), sold all of the issued and outstanding shares of common stock of HOAIC to the Reciprocal for a purchase price equal to HOAIC’s estimated surplus at December 31, 2024 of approximately $105 million, less $58 million, which is the $49 million principal plus $9 million unpaid interest under a surplus note issued by HOAIC to the Company in 2023 (the “Purchase Price”). The SPA contained customary representations, warranties, and covenants. As part of the aforementioned transactions, subject to regulatory approval, the Reciprocal will become the sole obligor on the surplus note issued by HOAIC to the Company in 2023.

The Purchase Price was financed by a surplus note (the “Note”) issued by PIRE to HOAHC, bringing the total surplus notes held by the Company and its subsidiaries to approximately $106 million. The Note has a ten-year term but is redeemable at any time subject to a 2% early redemption penalty in the first three years. The Note has a variable interest rate of SOFR + 9.75%, payable quarterly, and allows for payments on scheduled dates.

The foregoing description of the SPA and the AIF Agreement do not purport to be complete and are qualified in their entirety by reference to the actual text of the SPA and AIF Agreement, copies of which are filed as Exhibits 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01. Completion of Acquisition of Disposition of Assets.

Effective January 1, 2025, the Company completed the sale of HOAIC as disclosed in Item 1.01 above. The information set forth in Item 1.01 above is incorporated by reference into this Item 2.01 in its entirety.

Item 7.01. Regulation FD Disclosure.

On January 7, 2025, the Company issued a press release announcing the sale of HOAIC and formation of PIRE. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

2.1*	Stock Purchase Agreement, dated January 1, 2025, by and between Homeowners of America Holding Corporation and Porch Insurance Reciprocal Exchange
10.1	Attorney-in-Fact Agreement, dated January 1, 2025, by and between Porch Insurance Reciprocal Exchange and Porch Risk Management Services LLC
99.1	Press release, dated January 7, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and Instruction 4 to Item 1.01 of Form 8-K. The Company will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. The Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules or exhibits so furnished.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORCH GROUP, INC.

By:	/s/ Shawn Tabak
	Name:	Shawn Tabak
	Title:	Chief Financial Officer
Date: January 7, 2025